UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 30, 2010

Neah Power Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue SE, Suite 142 Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (425) 424-3324

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry Into a Material Definitive Agreement.

On November 30, 2010, Neah Power Systems, Inc. entered into indemnification agreements (the “Indemnification Agreements”) with Jeffrey B. Sakaguchi, our chairman of the board, Dr. Gerard C. D’Couto, a director and our chief executive officer, Jon M. Garfield, a director, Michael Selsman, a director, David J. Schmidt II, a director, and Stephen M. Wilson, our chief financial officer.  Our board of directors may authorize the entry into Indemnification Agreements when directors or certain officers join our company in the future.

The Indemnification Agreements provide that we will indemnify the Company’s directors and officers to the fullest extent permitted by Nevada law. The Indemnification Agreements generally provide for indemnification against all expenses and liabilities actually and reasonably incurred by the director or officer or on his or her behalf in connection with the investigation, defense, settlement or appeal of a proceeding.  Certain proceedings are excluded from the Indemnification Agreements including proceedings for recovery of short swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended, any proceeding by or on behalf of the director or officer or to the extent that an director or officer is reimbursed pursuant to an insurance policy for expenses that would otherwise be subject to indemnification.  The Indemnification Agreements also provide that the Company is obligated to maintain directors’ and officers’ insurance for so long as the director or officer is subject to any possible proceedings.  The Indemnification Agreements provides for the advancement of expenses incurred in connection with any proceeding covered by the Indemnification Agreement.

The indemnification provided under the Indemnification Agreements is in addition to other rights to indemnification to which the director or officer may have an entitlement, such as the indemnification provisions in Article IX of our bylaws.

The above description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, which is filed as exhibit 10.1 to this current report on Form 8-K.

Item 9.01             Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neah Power Systems, Inc.

By:	/s/ Stephen M. Wilson
Stephen M. Wilson
Chief Financial Officer

Date:  December 3, 2010